Exhibit 99.2

Corporate Office
6625 West 78th Street
Suite 300
Minneapolis, MN 55439
Phone: 952-893-3200
Fax: 952-893-0704
www.uhs.com

CONTACT:	James Pekarek;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 607-3054

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES TOM LEONARD AS CEO

Minneapolis, MN., Mar. 23, 2015 - Universal Hospital Services, Inc. (UHS), a leading provider of health care technology management and service solutions, announced today that Thomas J. Leonard has been appointed as its Chief Executive Officer and a member of its Board of Directors effective April 13, 2015.

“UHS is at the forefront of a changing health care landscape, and we believe that Tom will bring the leadership and strategic vision needed to continue to develop innovative solutions that meet the needs of our customers,” said John Workman, Interim Executive Chairman of the Board of Directors. “The Board looks forward to working with Tom as he brings a wealth of diverse health care experience and passion for developing high-performing teams that we believe will enhance UHS’ forward momentum.”

Mr. Leonard most recently served as the President of Medical Systems for CareFusion Corporation, where he led the $2.4B revenue global medical device segment, which includes Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, and AVEA® and LTV® series ventilators and respiratory diagnostics products. Prior to joining CareFusion in 2008, Mr. Leonard served as the Senior Vice President and General Manager of Ambulatory Solutions for McKesson Provider Technologies, and prior to that, Executive Vice President of Operations for Picis, Inc.

“It is a fantastic opportunity to join a company with a leading portfolio of innovative solutions that fulfill the most basic needs of our customers – to increase efficiencies and improve patient outcomes,” said Mr. Leonard. “I have been very impressed in my early discussions with the Board and management team. We have a clear path to creating exponentially greater value for our customers, our employees and our shareholders, and I am energized about the future at UHS.”

Robert Juneja, UHS Director and Senior Advisor to Irving Place Capital, a middle market private equity firm and UHS’ largest investor, commented, “The Board has been working to identify a leader who can build on UHS’ success and capitalize on the opportunities that lie ahead. We are confident that Tom will be able to hit the ground running and help UHS drive growth and create value in the years to come.”

Mr. Leonard has over 15 years of experience as a senior executive in the health care industry. He holds a Bachelor of Science degree in Engineering from the United States Naval Academy and an MBA from the S.C. Johnson Graduate School of Management at Cornell University.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of health care technology management and service solutions to the health care industry. UHS owns or manages over 700,000 units of medical equipment for over 7,000 national, regional and local acute care hospitals and alternate site providers in all 50 states. For more than 75 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes. More information about UHS is available at www.uhs.com.

About Irving Place Capital

Irving Place Capital is a middle-market private equity firm that invests in buyouts, recapitalizations, and growth capital opportunities.  The firm focuses on making control or entrepreneur-driven investments in companies where it can apply its substantial operating and strategic resources and expertise to enhance value.  Since its formation in 1997, Irving Place Capital has been an investor in more than 60 companies and has raised over $4 billion of equity capital.  More information about Irving Place Capital is available at www.irvingplacecapital.com.